Exhibit 99.1

Capital Growth Systems, Inc. dba Connectivity Solutions International

FOR IMMEDIATE RELEASE
CONTACT United States:
Skip Behm
Chief Financial Officer
Capital Growth Systems, Inc.(parent company)
+1 630 872 5800
sbehm@connectivitysi.net

CONTACT United Kingdom:
Jonathan Wynne Evans
Managing Director, European Operations
Magenta netLogic Ltd (subsidiary)
+44 7976 261 555
jwe@connectivitysi.net

Connectivity Solutions International completes $30.8 million debt and equity capitalization to fund its Intelligent Virtual Network Operator (i-VNO) growth plan

Schaumburg, IL (United States) and Manchester (United Kingdom) - Connectivity Solutions International, Inc. (CSI), the operating division of Capital Growth Systems, Inc. (OTCBB: CGSY.OB) today announced the closing of $15.9 million of capital as part of its Intelligent Virtual Network Operator (i-VNO) growth plan. In addition, the company paid off the balance of its short-term bridge debt through a combination of: a new 18-month senior credit facility allowing draws of up to $12 million subject to satisfaction of certain asset-based lending criteria, and against which draws of approximately $8.5 million have been made to date; and, the funding of a two-year convertible subordinated term debt facility, against which advances of approximately $6.4 million have been made to date.

“This round of financing enables the CSI management team to expand the scope of innovative communications services it can offer existing customers and to extend its reach to new global markets,” said Robert T. Geras, chairman of the board of directors for CSI. “We especially appreciate our bridge financing investors for making it possible to make three strategic acquisitions between September 8 and December 11, 2006: Magenta netLogic, Ltd.; CentrePath, Inc.; and Global Capacity Group, Inc.”

The new equity and debt investments replace the acquisition bridge financing, providing a longer-term capital structure to support the new company’s execution plan. According to Thomas G. Hudson, CEO and CSI board member, “I speak on behalf of the management team and the nearly 150 employees of CSI, when I say how excited we are to pass this important milestone. Our customers, vendors and other stakeholders will be more confident in their business interactions now that the strength of the company is ensured.”

CSI, the industry’s first i-VNO, differentiates itself from the handful of existing VNOs through its use of a proprietary knowledge management system to navigate the highly fragmented global communications market. The CSI system drives automation, speed and accuracy in every step of the worldwide communications supply chain - network design, quoting, pricing, installation and remote network monitoring, management and billing. This innovative knowledge management system, combined with the aggregate expertise of CSI’s assets, uniquely qualifies the new company to offer customers a turnkey communications solution.

“We began developing the ‘intelligence’ to better serve the global communications market in 1991 in the United Kingdom,” said Jonathan Wynne Evans, managing director of European operations for the Magenta netLogic, Ltd. subsidiary. “Today, more than ever, we believe the i-VNO business model offers customers the best delivery options. Five of our original founders are still with what has become CSI, and the new capital support will strengthen relationships with our long-time European and Asian customers and vendors.”

The capital raise and loan terms will be summarized in greater detail in the Form 8-K to be filed shortly by the company. The capital was raised in the form of Units of Series AA Preferred stock and warrants (providing 100 percent coverage, with one half of the warrants expiring on each of December 31, 2008 and 2009, and exercisable only by payment of cash). The preferred stock is automatically convertible into common stock upon the due authorization of at least 200,000,000 shares of common stock. An aggregate of 15,870 preferred shares (rounded) were issued, which are convertible into approximately 35,266,000 shares of common stock (subject to antidilution adjustments for certain subsequent issuance if effective per share of common stock price is effected prior to conversion to common stock). The sale of the Units has been made in reliance upon an exemption from registration under the Securities Act of 1933, and any resale of the Units can only be made pursuant to either an appropriate resale exemption or a subsequent registration of the Units.

About Capital Growth Systems, Inc.

Capital Growth Systems, Inc. is a public reporting company under the Securities Exchange Act of 1934 and is based in Schaumburg, Ill. The company’s common stock is currently quoted on the OTC Bulletin Board under the symbol CGSY.OB. Its web site is www.connectivitysi.net . The company currently has six wholly owned operating subsidiaries: Magenta netLogic, Ltd. (www.magenta-netlogic.com); Global Capacity Group, Inc. (www.globalcapacity.com); CentrePath Inc. (www.centrepath.com); NexVu Technologies, LLC ( www.nexvu.com ); Frontrunner Network Systems, Inc. ( www.frontrunnernetworks.com ); and 20/20 Technologies, Inc. ( www.20-20technologies.net ).

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the Company’s inability to accurately forecast its operating results; the company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the company’s business. For further information on factors which could impact the company and its subsidiaries, and the statements contained herein, reference should be made to the company’s filings with the Securities and Exchange Commission, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events

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